EXHIBIT 10.1

SEVERANCE AND RELEASE AGREEMENT

          This Severance and Release Agreement (this "Agreement") is made as of this ___ day of September, 2006 (the "Agreement Date"), by and between Intersections Inc. (the "Corporation") and John M. Casey (the "Executive").

W I T N E S S E T H :

          WHEREAS, the Executive has been employed by the Corporation as its Executive Vice President and Chief Financial Officer pursuant to an Employment Agreement between the parties dated January 25, 2006 (the "Employment Agreement"); and

          WHEREAS, the parties wish with this Agreement, among other things, to terminate the employment relationship created under the Employment Agreement, to provide for certain severance and related benefits to the Executive in connection with such termination, and to provide for a release of the Corporation by the Executive any claims arising out of such termination, all as more particularly set forth herein.

          NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.      Termination. Executive's employment by Corporation has been terminated, effective on September 30, 2006.

          2.      Severance Benefit. Notwithstanding the provisions of Section 6 of the Employment Agreement or any other provision thereof to the contrary, the Corporation hereby offers, and Executive hereby accepts, a severance benefit in an amount equal to $265,000.00. Such amount, net of any amounts required to be withheld pursuant to Section 5(c) hereof, shall be payable to the Executive by the Corporation in a lump sum no more than five (5) business days after the date of expiration of the seven (7) day revocation period described in Section 4(e) hereof.

          3.      Additional Benefits.

          (a)      COBRA. Provided that the Executive and any covered dependents are eligible and timely elect such continuation coverage, the Corporation shall pay, subject to Section 5(c) hereof, as applicable, the cost of continuation coverage under COBRA under the Corporation's group medical and dental plans for the Executive and any covered dependents who are "qualified beneficiaries" under COBRA, provided the Executive files the required forms and information with the insurer, for a period beginning with the first calendar month after the Agreement Date and ending on the earlier of the end of the twelfth calendar month after the calendar month in which the Agreement Date falls or the date on which the Executive and/or his covered dependents are covered by another company's group health insurance, whichever is sooner.

          (b)      Relocation Expenses. Upon the submission by the Executive to the Corporation of adequate documentary evidence for the substantiation of such expenditures on or before March 1, 2007, the Corporation shall provide, subject to Section 5(c) hereof, as applicable, the following relocation benefits to the Executive within two (2) weeks after such submission:

                     (i)      The Corporation shall reimburse the Executive for reasonable costs and expenses incurred in connection with the relocation of the Executive from his current residence in Fairfax County, Virginia to the Executive's residence in Alpharetta, Georgia; and

                     (ii)      The Corporation shall reimburse the Executive for any costs, expenses, fees, penalties, or other payments he is required to make in connection with any early termination of the lease agreement relating to the Executive's current residence in Fairfax County, Virginia;

provided that the maximum aggregate amount of the Corporation's reimbursement obligation pursuant to clauses (i) and (ii) above shall be $10,000.

          4.      General Release.

          (a)      The Executive hereby releases and discharges the Corporation, its directors, officers, agents, employees and any and all affiliated companies, as well as any successor to the Corporation (each, a "Released Party" and collectively, the "Released Parties"), from all claims, liabilities, demands, obligations and causes of action fixed or contingent, which the Executive may have or claim to have against the Corporation or any other arising from his employment or as a result of the termination of such employment up to the date of execution of this Agreement. This release includes but is not limited to any claim relating in any way to such employment or the cessation of such employment with the Corporation, including claims under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, or any other federal, state or municipal statute, law or regulation, and claims under state common law. This is understood to be a General Release.

                        (b)        The Executive agrees and covenants not to file any suit, charge or complaint against any Released Party, nor to assist in any such action, in any court or administrative agency, with regard to any claim, liability, demand or obligation arising out of Executive's employment with the Corporation or the cessation of such employment.

          (c)      The Executive agrees that the terms and existence of this Agreement, including without limitation this Section 4, are strictly confidential and expressly covenants not to disclose, publicize, write about, divulge or discuss the terms or existence of this Agreement, with any person or entity whatsoever, other than his attorneys in this matter or as required by the government.

          (d)      The Executive understands that he has the right to consult an attorney before signing this Agreement.

          (e)      The Executive acknowledges that the waiver and release of certain claims for age discrimination, including claims under the ADEA, are governed by provisions of the Older Workers Benefit Protection Act ("OWBPA"). Executive acknowledges that he first received this Agreement for review on the 13th day of September, 2006 ("Issue Date"). Executive further acknowledges that he is entitled to not less than twenty-one (21) days from the Issue Date in which to consider this Agreement before signing it, unless he waives that time period. Executive understands that his signature on this Agreement prior to the expiration of twenty-one (21) days constitutes an irrevocable waiver of said period under the OWBPA. Executive further recognizes, acknowledges, and agrees that he may revoke this Agreement within seven (7) days after his execution of this Agreement, in which case neither party shall have any obligations hereunder. Executive understand that any such revocation must be in writing and delivered by hand to the Chief Legal Officer of the Corporation, before 5:00 p.m. on the seventh (7th) day after his execution of this Agreement. No provision of this Agreement should be construed or interpreted to preclude or in any way limit or restrict the Executive's right to initiate an action against the Company under the OWBPA or ADEA challenging the waiver and release of claims under the ADEA contained in this Agreement on the grounds that they were not knowing and voluntary. To the extent that any provision of this Agreement is determined to be in violation of the OWBPA or ADEA, it should he severed from the Agreement or modified to comply with the OWBPA or ADEA, without affecting the validity or enforceability of any of the other terms or provisions of this Agreement.

          5.      Miscellaneous.

          (a)      Waiver; Amendment. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times. This Agreement may be amended or modified only by a writing signed by both parties hereto.

          (b)      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

          (c)      Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive's W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d)      Paragraph Captions. Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

          (e)      Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

          (f)      Integrated Agreement. Except for Section 7 of the Employment Agreement, which shall survive the termination of the Executive's employment by the Corporation and the execution of this Agreement and shall continue in full force and effect in accordance with its terms, this Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, understandings, memoranda, term sheets, conversations and negotiations relating in any respect to the employment of the Executive by the Corporation during any period prior to or after the date hereof, including without limitation the Employment Agreement (excluding Section 7 thereof).

          (g)      Interpretation; Counterparts. No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision. For purposes of this Agreement: "herein, "hereby," "hereinafter," "herewith," "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

          (h)      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:

John M. Casey
4400 Old Wesleyan Woods
Alpharetta, Georgia 30022

If to the Corporation:

Intersections Inc.
14901 Bogle Street
Chantilly, Virginia 20151
Attention: Chief Legal Officer
Facsimile: (703) 488-1757

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

INTERSECTIONS INC.

By: Name: Title:	John M. Casey